EXHIBIT 3



                              AMENDMENT dated as of July 31, 1997, to
                         the Amended and Restated Rights Agreement dated as of January 19, 1996, as amended (the "Rights Agreement"), between THE PITTSTON COMPANY (the "Company") and BANKBOSTON, N.A., as rights agent (the "Rights Agent").


          Pursuant to the terms of the Rights Agreement and in accordance with Section 27 thereof, the following actions are hereby taken:


          Section 1. Amendment to Rights Agreement. The Rights
Agreement is hereby amended as follows:

          (a) Section 1(a) is hereby revised to read, in its entirety, as follows:

               "(a) "Acquiring Person" shall mean any Person who or which, alone or together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of more than 15% of the total Voting Rights of all the Common Shares then outstanding (provided however that such person shall be deemed to be an Acquiring Person only on the Close of Business on the tenth calendar day (or sooner if so determined by the Board) following such time as the Board learns that such Person's Beneficial Ownership exceeds 15% of the total Voting Rights of all the Common Shares then outstanding) but shall not include (a) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any of its Subsidiaries, or any Person holding Common Shares for or pursuant to the terms of any such employee benefit plan or (b) any such Person who has become and is such a Beneficial Owner solely because (i) of a change in the aggregate number of Common Shares outstanding since the last date on which such Person acquired Beneficial Ownership of any Common Shares or (ii) it acquired such Beneficial Ownership in the good faith belief that such acquisition would not cause such Beneficial Ownership to exceed 15% of the total Voting Rights of all the Common Shares then outstanding. Notwithstanding clause
               (b)(ii) of the prior sentence, if any Person that is excluded from the definition of an Acquiring Person due to such clause (b)(ii) does not reduce its percentage of Beneficial Ownership of Common Shares to 15% or less of the total Voting Rights of all the Common Shares then outstanding by the Close of Business on the fifth Business Day after notice from the Company (the date of notice being the first day) that such Person's Beneficial Ownership of Common Shares so exceeds 15% of such total Voting Rights, such Person shall, at the end of such five Business Day period, become an Acquiring Person (and such clause (b)(ii) shall no longer apply to such Person). For purposes of this definition, the determination whether any Person acted in "good

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               faith" shall be conclusively determined by the Board of
               Directors of the Company."

          (b) Clause (i) of Section 3(a) is hereby revised to read, in its entirety, as follows:

               "such time that a Person has become an Acquiring Person or"

          (c) Clause (ii) of Section 3(a) is amended by deleting the phrase "the Close of Business on the tenth calendar day after the date of the commencement of a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any of its Subsidiaries, or any Person holding Common Shares for or pursuant to the terms of any such employee benefit plan) for Common Shares representing 30% or more of the total Voting Rights of all the outstanding Common Shares " and inserting in its place the following:

               "on such date, if any, as may be designated by the Board of Directors of the Company following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any of its Subsidiaries, or any Person holding Common Shares for or pursuant to the terms of any such employee benefit plan) for outstanding Common Shares, if upon consummation of such tender or exchange offer such Person could be the Beneficial Owner of more than 15% of the total Voting Rights of all the outstanding Common Shares".


          (d) Section 7(a) is amended by deleting the date "September 25, 1997" and inserting the date "September 25, 2007" in its place.

          (e) Section 9 is hereby amended by adding subsection (e), which reads in its entirety as follows:

               "(e) In the event that there shall not be sufficient authorized but unissued Preferred Shares to permit the exercise or exchange of Rights in accordance with
               Section 11, the Company covenants and agrees that it will take all such action as may be necessary to authorize additional Preferred Shares for issuance upon the exercise or exchange of Rights pursuant to Section 11; provided, however, that if the Company is unable to cause the authorization of additional Preferred Shares, then the Company shall, or in lieu of seeking any such authorization, the Company may, to the extent necessary and permitted by applicable law and any agreements or instruments in effect prior to the Distribution Date to which it is a party, (i) upon surrender of a Right, pay cash equal to the Purchase Price in lieu of issuing Preferred Shares and requiring payment therefor, (ii) upon due exercise of a Right and payment of the Purchase Price for each Preferred Share as to which such Right is exercised, issue equity securities having a value equal to the value of the Preferred Shares which otherwise would have been issuable pursuant to Section 11, which value shall be determined by a nationally recognized investment banking firm selected by the Board of Directors of the Company or (iii) upon due exercise of a Right and payment of the Purchase Price for each Preferred Share as to which such Right is exercised, distribute a combination of Preferred Shares, cash and/or other equity and/or debt securities having an aggregate value equal to the value of the Preferred Shares which otherwise would have been issuable pursuant to Section 11, which value shall be determined by a nationally recognized investment banking firm selected by the Board of Directors of the Company. To the extent that any legal or contractual restrictions (pursuant to agreements or instruments in effect prior to the Distribution Date to which it is party) prevent the Company from paying the full amount payable in accordance with the foregoing sentence, the Company shall pay to holders of the Rights as to which such payments are being made all amounts which are not then restricted on a pro rata basis as such payments become permissible under such legal or contractual restrictions until such payments have been paid in full."


          (f) Clause (ii) of Section 11(e) is hereby revised to read, in its entirety, as follows:

               "(ii) Upon a Person becoming an Acquiring Person (such event being herein referred to as a "Triggering Event"), proper provision shall be made so that each holder of a Right, except as provided in Section 7(e), shall thereafter have a right to receive, upon exercise thereof for the Purchase Price in accordance with the terms of this Rights Agreement, such number of thousandths (1/1,000s) of a Preferred Share as shall equal the result obtained by multiplying the Purchase Price by a fraction, the numerator of which is the number of thousandths (1/1,000s) of a Preferred Share for which a Right is then exercisable and the denominator of which is 50% of the Market Value of the Common Shares on the date on which a Person becomes an Acquiring Person. As soon as practicable after a Person becomes an Acquiring Person (provided the Company shall not have elected to make the exchange permitted by
               Section 11(e)(iii)(A) for all outstanding Rights), the Company covenants and agrees to use its best efforts to:

                    (1) prepare and file a registration statement
               under the Securities Act, on an appropriate form, with respect to the Preferred Shares purchasable upon exercise of the Rights;

                    (2) cause such registration statement to become
               effective as soon as practicable after such filing;

                    (3) cause such registration statement to remain
               effective (with a prospectus at all times meeting the requirements of the Securities Act) until the Expiration Date; and

                    (4) qualify or register the Preferred Shares
               purchasable upon exercise of the Rights under the blue sky or securities laws of such jurisdictions as may be necessary or appropriate.

                    The Company may temporarily suspend, for a period
               of time not to exceed 90 calendar days after the date set forth in the immediately preceding sentence, the exercisability of the Rights in order to prepare and file such registration statement and permit it to become effective. Upon any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect."

          (g) Clause (iii) of Section 11(e) is hereby changed to Clause (iv); and Clause (iii) is hereby added to read, in its entirety, as follows:

               "(iii)(A) The Board of Directors of the Company may, at its option, at any time after a Person becomes an Acquiring Person, mandatorily exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that shall have become null and void and nontransferable pursuant to the provisions of Section 7(e)) for consideration per Right consisting of either (x) one-half of the securities that would be issuable at such time upon the exercise of one Right in accordance with Section 11(a) or, if applicable,
               Section 9(e)(ii) or (iii) or, (y) if applicable, the cash consideration specified in Section 9(e)(i) (the consideration issuable per Right pursuant to this
               Section 11(e)(iii)(A) being the "Exchange
               Consideration"). The Board of Directors of the Company may, at its option, issue, in substitution for Preferred Shares, Common Shares in an amount per Preferred Share equal to the Brink's Formula Number, the

               Minerals Formula Number and the Burlington Formula Number, as the case may be (each as defined in the Articles of Amendment) if there are sufficient authorized but unissued Common Shares. If the Board of Directors of the Company elects to exchange all or part of the Rights for the Exchange Consideration pursuant to this Section 11(e)(iii)(A) prior to the physical distribution of the Rights Certificates, the Corporation may distribute the Exchange Consideration in lieu of distributing Right Certificates, in which case for purposes of this Rights Agreement holders of Rights shall be deemed to have simultaneously received and surrendered for exchange Right Certificates on the date of such distribution.

               (B) Any action of the Board of Directors of the Company ordering the exchange of any Rights pursuant to Section 11(e)(iii)(A) shall be irrevocable and, immediately upon the taking of such action and without any further action and without any notice, the right to exercise any such Right pursuant to Section 11(e)(ii) shall terminate and the only right thereafter of a holder of such Right shall be to receive the Exchange Consideration in exchange for each such Right held by such holder or, if the Exchange Consideration shall not have been paid or issued, to exercise any such Right pursuant to Section 13. The Company shall promptly give public notice of any such exchange; provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company promptly shall mail a notice of any such exchange to all holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Shares. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the Rights for the Exchange Consideration will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which shall have become null and void and nontransferable pursuant to the provisions of Section 7(e)) held by each holder of Rights."

          (h) Clauses (i) and (ii) of Section 24(a) are hereby amended by deleting Clauses (i) and (ii) and inserting "(i) such time as a Person becomes an Acquiring Person or" in its place; Clause (iii) of
Section 24(a) is hereby changed to Clause (ii).

          Section 2. Amendment to Right Certificates. The Rights Agent is hereby directed, immediately prior to any Distribution Date, to make such amendments to the forms of Right Certificates, attached to the Rights Agreement, to conform with the Rights Agreement as amended by this Amendment and any subsequent amendments.


          Section 3. Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.


          Section 4. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF VIRGINIA APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY WITHIN SUCH COMMONWEALTH.


          Section 5. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.


          IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be duly executed as of the day and year first above written.

                              THE PITTSTON COMPANY


                              By:   /s/ James B. Hartough
                                 -------------------------------
                                 Name:  James B. Hartough
                                 Title: Vice President-Corporate
                                        Finance and Treasurer

                              BANKBOSTON, N.A., as Rights Agent.


                              By:    /s/ Michael J. Lepolla
                                 -------------------------------
                                 Name:  Michael J. Lepolla
                                 Title: Administration Manager